Exhibit 99.1

Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2008 Fourth Quarter Results

MIDDLEBURY, CT – February 25, 2009 – Chemtura Corporation (NYSE: CEM; the “Company”) reports a net loss of $737 million, or $3.04 per share, for the fourth quarter of 2008 and a net loss on a managed basis of $35 million, or $0.14 per share for the quarter.

The discussion below includes information on both a GAAP and managed basis.  The Company presents managed basis financial information as management uses this information internally to evaluate and direct the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of fourth quarter results on a GAAP basis:

	Fourth Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$690	$891	(23)%
Operating (loss) profit	$(726)	$24	NM
Loss from continuing operations	$(737)	$(3)	NM
Loss per share from continuing operations	$(3.04)	$(0.02)	NM
Earnings per share from discontinued operations	$—	$0.02	NM
Net loss per share	$(3.04)	$—	NM

NM = Not Meaningful

Note:  During the fourth quarter, the Company incurred a pre-tax goodwill impairment charge of $665 million related to its Polymer Additives and Consumer Products business segments.

The following is a summary of fourth quarter results on a managed basis:

	Fourth Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$690	$891	(23)%
Operating (loss) profit	$(27)	$55	NM
(Loss) earnings from continuing operations	$(35)	$22	NM
(Loss) earnings per share from continuing operations	$(0.14)	$0.09	NM
Earnings per share from discontinued operations	$—	$0.02	NM
Net (loss) earnings per share	$(0.14)	$0.11	NM

NM = Not Meaningful

“The fourth quarter proved to be a very challenging quarter,” commented Craig A. Rogerson, Chairman, President and CEO.  “Like many industrial companies, Chemtura saw order volumes decline sharply in November and December as our customers experienced, or anticipated, reductions in demand from the industries they serve.  Lower manufacturing output resulting from lower demand and our efforts to reduce inventories, resulted in much higher manufacturing variances.  These changes led to an unprecedented decline in operating profitability and a managed basis operating loss of $27 million for the quarter.  With the benefit of working capital reductions, the Company generated cash from operations in the quarter before proceeds from the sale of accounts receivable.  However, the decline in our net sales and associated earnings resulted in a reduction in the availability under our senior credit facility revolver and significant reductions in our accounts receivable facilities, placing significant stress on our liquidity.”

“As demand and profitability declined, it became necessary to seek relief from the two financial covenants under our senior credit facility,” Mr. Rogerson continued.  “Our lenders responded quickly to our needs and we entered into a 90-day amendment and waiver agreement on December 30, 2008.  The waiver expires on March 30, 2009.  Secondly, the decline in financial performance reduced the value of accounts receivable that we could sell under our accounts receivable facilities.  Certain of our lenders have assisted us in creating a new U.S. accounts receivable facility that we entered into on January 23, 2009 that restores much of the available utilization we had under the former U.S. facility.  The providers of our European accounts receivable facility have continued to support the Company, but restricted our sales of accounts receivable.  We are in the process of revising this facility which will permit its continued operation, but result in a significant reduction in the value of the European accounts receivable we can sell.”

Mr. Rogerson then commented on the Company’s response to these rapid changes in the business environment, “As previously disclosed, our first actions have been to reduce cash fixed costs and tightly manage manufacturing operations.  We are well advanced in our actions to reduce our professional and administrative headcount by approximately 20%, reducing Chemtura’s breakeven point.  With the exception of our seasonal Crop Protection and Consumer Products businesses, we are managing our manufacturing plants on a “make-to-order” basis.  As a result, we achieved substantial inventory reductions despite weak demand.  Inventories declined $109 million or 15% in the quarter.  We continue to target further reductions, albeit at a slower rate than the fourth quarter.  Accounts receivable are also being tightly managed.  These actions helped offset the decline in proceeds from our accounts receivable facilities.”

Mr. Rogerson concluded, “We have three areas of focus for the first half of 2009 which are all interrelated.  The first is on tightly controlling the costs and cash flow of our operating businesses.  Demand remains weak for those product lines exposed to sectors of the economy impacted by the recession and customers continue to have limited visibility of their future requirements.  Meanwhile, Crop Protection and Consumer Products are preparing for their coming seasons.  Our newly announced organization is focused on obtaining the most we can from our operations.  The second is closely managing our liquidity in this difficult period.  The continuing support and confidence of our customers, suppliers and employees is critical to avoid a change in circumstances that will drain our limited liquidity.  Lastly, we remain focused on successfully completing our asset sales process to generate the liquidity to meet the maturity of our 2009 Notes when they come due in July.  The economic environment in which we are operating has created significant headwinds we have to overcome.  However, by executing upon our areas of focus and by maintaining the support from all our stakeholders we can safely reach our destination and become a stronger enterprise in the process.”

Fourth Quarter 2008 Business Segment Highlights

•                  The Polymer Additives segment saw the greatest impact from the deepening recession, with significant declines in demand from electronic, polyolefin, building and construction and general industrial applications.  As the quarter progressed, customers implemented temporary plant shut downs as they flexed output to changing demand and targeted their own inventory reductions.  Polymer Additives’ revenues decreased by 35% or $154 million compared with the fourth quarter of 2007, which included a $46 million reduction from the divestiture of the oleochemicals and organic peroxides businesses.  Revenues were primarily impacted by lower sales volume of $129 million and unfavorable foreign currency translation of $4 million.  These reductions were partially offset by higher selling prices of $25 million.  The Company took additional steps to “variablize” our plant costs by operating our manufacturing facilities based on current demand. Nevertheless, operating profit on a managed basis declined $58 million compared to the fourth quarter of 2007, resulting in an operating loss of $38 million.  Operating profit decreased $36 million as compared with the fourth quarter of 2007 primarily due to increased raw material and energy costs of $38 million, lower volume and unfavorable product mix of $28 million, increased manufacturing costs of $14 million due to lower fixed cost absorption (caused by certain plants operating at less than normal capacity) and other cost increases of $3 million, partially offset by price increases of $25 million.  Additionally, the fourth quarter of 2007 included $22 million of accelerated depreciation of property, plant and equipment.

•                  Within our Performance Specialties segment, the Urethanes business was more impacted by the recession.  Many of the business’s industrial manufacturing customers, reduced or cancelled orders as their customers started to feel the impact of the recession.  Within the Petroleum Additives business, transportation demand remained more robust although customers did undertake inventory reduction initiatives. Demand from industrial lubrication applications reflected declining industrial demand.  Performance Specialties revenues decreased by 8% or $19 million and operating profit decreased 32% or $11 million compared with the fourth quarter of 2007.  The decrease in revenue was primarily due to lower sales volumes of $39 million and unfavorable foreign currency of $4 million, partially offset by higher selling prices of $24 million.  The decrease in operating profit was due to increased raw material and energy costs of $22 million, lower volume and unfavorable product mix of $10 million and increased manufacturing costs of $6 million.  These reductions were partially offset by higher selling prices of $24 million, primarily in petroleum additives, and other cost decreases of $3 million.

•                  The Consumer Products segment saw lower preseason purchases by their northern hemisphere customers than in recent years.  As a result, Consumer Products’ revenues declined 15% or $17 million compared with the fourth quarter of 2007.  The decline in revenues was due to a $19 million decline in sales volumes, caused by softer pre-season sales, and unfavorable foreign currency translation of $3 million.  These impacts were partially offset by higher selling prices of $5 million.  As a result, operating profit declined by $5 million.

•                  Crop Protection segment revenues decreased 3% or $3 million compared with the fourth quarter of 2007 driven by an unfavorable currency translation of $6 million and the sale of the Terraclor product line that contributed $1 million of sales in the fourth quarter of 2007, partially offset by improved volumes of $4 million.  While credit availability slowed orders in some emerging economies as the quarter progressed, demand from other regions offset this impact.  Operating profit declined 17% or $3 million in the fourth quarter as compared with the same quarter of 2007, which was primarily due to royalty income in 2007 associated with the Terraclor product line that was sold last year.

•                  With lower sales in many of its business segments resulting in lower purchases, the Company did not see much benefit from the fall in raw material prices and freight fuel surcharges in the quarter.  Compared to the fourth quarter of 2007, raw material and energy costs were up $67 million.  The Company continued to make progress in recapturing these increases in input costs, with selling prices up $55 million compared to the same quarter last year.

•                  Corporate expense for the quarter was $27 million compared with $20 million in the prior year, in part due to higher amortization expense and certain costs relating to the implementation of a single instance of SAP 6.0.  Corporate expense includes amortization expense related to intangibles of $13 million and $10 million for the fourth quarter ended 2008 and 2007, respectively.

Fourth Quarter 2008 Significant Transactions and Events

•                  The Company continually monitors and evaluates business and competitive conditions that affect the carrying value of the Company’s goodwill by segment.  The sharp fourth quarter decline in the profitability of the Polymer Additives segment as the recession took hold, and the projections that, in light of economic conditions, its performance in 2009 will be significantly lower than previously forecast, led to the conclusion that the Company could not sustain the goodwill associated with this business.  In the second quarter of 2008, the Company recognized an impairment charge for a portion of the goodwill associated with its Consumer Products segment.  While no significant changes in the projections of the future performance of this business have occurred, the changes in the capital markets and the price of Chemtura’s common stock resulted in the application of a higher discount rate to the projections which indicated that a further impairment of its goodwill was required.  Based on these evaluations, during the fourth quarter of 2008, the Company recorded a non-cash charge of $665 million to reduce the carrying value of goodwill associated with the Polymer Additives and Consumer Products segments in accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets.

•                  On December 30, 2008, the Company announced that it entered into an amendment and waiver agreement with the lenders under its senior credit facility, as well as with the providers of its U.S. accounts receivable facility.  Among other matters, the agreement provides for a 90-day waiver of its compliance with the financial maintenance covenants under the senior credit facility, a permanent reduction in the senior credit facility commitments from $740 million to $500 million, a grant of a security interest in the Company’s U.S. inventory subject to certain limitations as provided under the Company’s bond indentures, and a permanent reduction in the Company’s U.S. accounts receivable facility from $275 million to $100 million.  Subsequently on January 23, 2009, the Company entered into a new $150 million U.S. accounts receivable facility with a three-year term with certain of its senior lenders and the commitments under the senior credit facility were reduced from $500 million to $350 million.  The Company is currently in the process of revising certain terms of its European accounts receivable facility, including among other matters, significantly reducing the value of accounts receivable that could be sold under the facility from approximately $244 million (€175 million) to approximately $98 million (€70 million).  These revisions are subject to final documentation.  The facility will be subject to periodic review based upon the performance of the Company.

•                  On December 11, 2008, the Company implemented a new restructuring initiative to reduce annual cash fixed costs by approximately $50 million.  The initiative involves a reduction in professional and administrative staff by approximately 500 people, which represents about 20 percent of the professional and administrative population.  During the fourth quarter of 2008, the Company recorded a charge of $26 million associated with this program.

•                  On December 8, 2008, the Company announced the election of Craig A. Rogerson to the position of president, chief executive and chairman of the board.  The announcement was effective immediately following the resignation of Robert L. Wood.

•                  On October 30, 2008, the Company announced that it would suspend payment of dividends to conserve cash and expand liquidity in a period of economic uncertainty.

Asset Sales

•                  The Company’s $370 million 7% notes are due and payable on July 15, 2009 (“2009 Notes”).  In light of the recent changes in the financial markets, the Company decided in October 2008 to initiate the sale of certain business assets in order to generate the funds necessary to meet the pending maturity.  These asset sale initiatives were aided by the Company’s prior exploration of its strategic alternatives that had included the investigation of value enhancing transactions including the sale of one or more of its businesses.

•                  The asset sale process is progressing with certain buyers now working to complete their due diligence.  Upon completion of due diligence, it is expected that buyers will submit final offers and the Company will be able to determine if a transaction can be completed and if so, what the net proceeds may be.

•                  Until a definitive agreement has been negotiated, executed, and the sale closed, there can be no guarantees that the Company will complete an asset sale(s), which could negatively impact the Company’s ability to fund the redemption of its 2009 Notes upon maturity.  Further, any such asset sale and the use of resulting net proceeds will require the consent of the lenders under the Company’s senior credit facility and the purchasers under its new U.S. accounts receivable facility.

Fourth Quarter Results - GAAP

•                  Revenue for the quarter was $690 million compared with fourth quarter 2007 revenue of $891 million.  The decrease in revenue was attributable to a $191 million decrease in volume and product mix; $47 million from the impact of the divestitures, primarily related to the sale of the oleochemicals business, organic peroxides business, and the Terraclor product line; and $18 million from unfavorable foreign currency translation.  The decrease was partially offset by $55 million from higher selling prices.

•                  Fourth quarter 2008 gross profit was $111 million, or 16% of sales, as compared with fourth quarter 2007 gross profit of $205 million, or 23% of sales.  The $94 million decrease in gross profit resulted from $67 million in higher raw material and energy costs, $44 million from product mix, $21 million from unfavorable manufacturing costs, $7 million from divestitures and other cost increases of $10 million, offset by $55 million from higher selling prices.

•                  The operating loss for the fourth quarter of 2008 was $726 million, compared with operating profit of $24 million for the fourth quarter of 2007.  The decrease in operating profit reflects a $662 increase in impairment of long-lived assets (2008 included a $665 million impairment of goodwill associated with the Polymer Additives and Consumer Products segments), a $94 million decrease in gross

profit discussed above and a $24 million increase in facility closures, severance and related costs.   These unfavorable impacts were partially offset by a $20 million decrease in depreciation and amortization, a $6 million decrease in selling, general and administrative, and research and development (SGA&R) costs due to savings from cost-reduction initiatives and $4 million in other cost decreases.

•                  Other expense increased by $7 million in the fourth quarter of 2008 as compared with the same quarter last year.  The increase primarily reflects fees and expenses associated with the amendment and waiver agreement with lenders under the senior credit facility, partially offset by lower minority interest expense and lower costs associated with the accounts receivable facilities.

•                  The loss from continuing operations for the fourth quarter of 2008 was $737 million, or $3.04 per share, compared with a loss of $3 million, or $0.02 per share, for the fourth quarter of 2007.  The decrease primarily reflects the $750 million decrease in operating profit discussed above and a $7 million increase in other expense, partially offset by a $22 million decrease in income tax expense and a $1 million decrease in interest expense.

•                  Earnings from discontinued operations for the fourth quarter of 2007 were $4 million (net of $2 million of tax) and primarily reflect the contribution from the fluorine and optical monomers businesses that were subsequently sold.

•                  In the fourth quarter of 2007, the loss on the sale of discontinued operations of $1 million (net of $1 million of tax) primarily related to the sale of the optical monomers business.

Fourth Quarter Results - Managed Basis

•                  Fourth quarter 2008 managed basis gross profit was $111 million, or 16% of net sales, as compared with fourth quarter 2007 managed basis gross profit of $205 million, or 23% of net sales.

•                  Fourth quarter 2008 managed basis operating loss was $27 million as compared with fourth quarter 2007 managed basis operating profit of $55 million.  The decrease in operating profit primarily reflects the reduction in gross profit due to lower volume, higher manufacturing variances and higher raw material and energy costs (net of selling price increases), partially offset by decreases in SGA&R costs due to cost reduction initiatives and decreases in depreciation and amortization.

•                  Earnings from continuing operations before income taxes on a managed basis in 2008 and 2007 exclude pre-tax charges of $699 million and $31 million, respectively.  These charges are primarily related to impairment of long-lived assets; accelerated depreciation of property, plant and equipment; and facility closures, severance and related costs.

•                  Chemtura’s managed basis tax rate of 35% represents a standard tax rate for the Company’s core operations.  The Company has chosen to apply this rate to pre-tax income on a managed basis to simplify comparison of underlying operating performance.

•                  Earnings from discontinued operations on a managed basis of $4 million for the quarter ended December 31, 2007 reflect the contribution of the optical monomers and fluorine businesses.

Cash Flows - GAAP

•                  Net cash used in operations for the fourth quarter of 2008 was $105 million as compared with $22 million for the fourth quarter of 2007.

•                  The balance of accounts receivable sold under the Company’s accounts receivable facilities as of December 31, 2008 was $103 million compared with $313 million as of September 30, 2008 and $239 million as of December 31, 2007.

•                  The reduction in proceeds from the sale of accounts receivable was $210 million in the fourth quarter of 2008 and $64 million in the fourth quarter of 2007.  Excluding the effect of accounts receivable facilities, net cash provided by operations for the fourth quarter of 2008 was $105 million as compared with $42 million for the fourth quarter of 2007.

•                  The Company primarily funded the $210 million reduction in proceeds from the sale of accounts receivable under its accounts receivable facilities during the quarter by borrowings under its senior credit facility (revolver borrowings increasing from $70 million as of September 30, 2008 to $180 million as of December 31, 2008), reduction in cash balances of $39 million, and cash provided from working capital reductions.

•                  As of December 31, 2008, the Company’s accounts receivable balances before receivables sold under the accounts receivable facilities were $495 million as compared with $601 million as of September 30, 2008.  The decrease was primarily due to lower sales for all segments, the strengthening of the U.S. dollar and the benefit of the Company’s collection efforts.

•                  As of December 31, 2008, the Company’s inventory balance was $611 million as compared with $720 million at September 30, 2008.  The decrease was primarily due to continuing efforts to reduce inventory levels.  The Company is targeting to continue to reduce its inventories in 2009.

•                  Capital expenditures for the fourth quarter of 2008 were $27 million compared with $44 million for the fourth quarter of 2007.  Reflecting the current business environment, the Company currently plans to restrict capital expenditures in 2009 to approximately $60 million.

•                  The Company’s total debt as of December 31, 2008 was $1,204 million as compared with $1,096 million as of September 30, 2008.  In light of the Company’s non-compliance with the financial maintenance covenants as of December 31, 2008 under its senior credit facility, for which it received a 90-day waiver, and given that it is unlikely that the Company will be in compliance with these covenants after the expiration of the 90-day waiver period and for the balance of 2009, the revolver borrowings and other debt obligations that contain cross default provisions have been recorded as current liabilities.  Accordingly, at December 31, 2008, the Company had a working capital deficiency of $558 million solely due to the debt reclassification.

•                  Cash and cash equivalents were $68 million as of December 31, 2008 compared to $107 million as of September 30, 2008.

•                  The Company will likely continue to incur operating losses in the first quarter of 2009 and its liquidity will likely remain constrained such that it may not be sufficient to meet the Company’s cash operating needs in this period of economic uncertainty. If the Company would require liquidity to fund cash used by operations and capital expenditures in excess of what is available under its senior credit facility and accounts receivable facilities, there is no guarantee that the Company can obtain additional liquidity on commercially reasonable terms, if at all.

###

Fourth Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of the Company’s Web site at www.chemtura.com.  The Company will host a teleconference to review these results on Thursday, February 26, at 9 a.m. EST.  In light of the many uncertainties at this time, the Company has concluded it will not host a question and answer session as part of this teleconference.  Interested parties are asked to dial in approximately 10 minutes prior to the start time.  The call-in number is (866) 347-4117.  The conference ID is 82562238.  Replay of the call will be available for two weeks, starting at noon EST on Thursday, February 26, 2009.  To access the replay, call (800) 642-1687 and the conference ID is 82562238.

Live Internet access to the 2008 fourth quarter conference call will be available through the Investor Relations section of the Company’s Web site.

Chemtura Corporation, with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, gains and losses on sale of business, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, accelerated recognition of asset retirement obligations and impairment of long-lived assets. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35%, represents a standard tax rate for the Company’s core operations to simplify comparison of underlying operating performance. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Exchange Act of 1934.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  The ability to refinance or redeem on or before maturity our $370 million of 7% notes due July 15, 2009;

•                  The ability to be compliant with our debt covenants or obtain necessary waivers or amendments;

•                  The ability to complete asset(s) sales;

•                  The ability to reduce our indebtedness levels;

•                  The ability to continue to be listed on the New York Stock Exchange;

•                  General economic conditions;

•                  Significant international operations and interests;

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•                  The ability to retain sales volumes in the event of increasing selling prices;

•                  The ability to absorb fixed cost overhead in the event of lower volumes;

•                  Pension and other post-retirement benefit plan assumptions;

•                  The ability to successfully complete our restructuring programs and the turnaround of our Polymer Additives segment;

•                  The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

•                  The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•                  The ability to sell methyl bromide due to regulatory restrictions;

•                  Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;

•                  Changes in the availability and/or quality of our energy and raw materials;

•                  The ability to collect our outstanding receivables;

•                  Changes in interest rates and foreign currency exchange rates;

•                  Changes in technology, market demand and customer requirements;

•                  The enactment of more stringent domestic and international environmental laws and regulations;

•                  The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•                  The ability to recover our deferred tax assets;

•                  The ability to successfully complete the Company’s new SAP platform initiative;

•                  The ability to support the goodwill related to our business segments; and

•                  Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$690	$891	$3,546	$3,747

Cost of goods sold	579	686	2,810	2,883
Selling, general and administrative	79	80	332	372
Depreciation and amortization	57	77	237	269
Research and development	11	16	51	62
Facility closures, severance and related costs	26	2	26	36
Antitrust costs	—	3	12	35
Loss on sale of business	—	1	25	15
Impairment of long-lived assets	665	3	986	19
Equity income	(1)	(1)	(4)	(3)

Operating (loss) profit	(726)	24	(929)	59
Interest expense	(19)	(20)	(78)	(87)
Other (expense) income, net	(9)	(2)	7	(13)

(Loss) earnings from continuing operations before income taxes	(754)	2	(1,000)	(41)
Income tax benefit (expense)	17	(5)	(20)	(4)

Loss from continuing operations	(737)	(3)	(1,020)	(45)
Earnings from discontinued operations	—	4	—	18
(Loss) gain on sale of discontinued operations	—	(1)	—	24

Net loss	$(737)	$—	$(1,020)	$(3)

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(3.04)	$(0.02)	$(4.21)	$(0.18)
Earnings from discontinued operations	—	0.02	—	0.07
Gain on sale of discontinued operations	—	—	—	0.10
Net loss	$(3.04)	$—	$(4.21)	$(0.01)

Weighted average shares outstanding - basic and diluted	242.5	242.0	242.3	241.6

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	December 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$68	$77
Accounts receivable	392	389
Inventories	611	676
Other current assets	213	239
Total current assets	1,284	1,381

NON-CURRENT ASSETS
Property, plant and equipment, net	862	1,032
Goodwill	265	1,309
Intangible assets, net	517	585
Other assets	454	109

	$3,382	$4,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$3	$5
Current portion of long-term debt	1,178	—
Accounts payable	243	285
Accrued expenses	387	353
Income taxes payable	31	38
Total current liabilities	1,842	681

NON-CURRENT LIABILITIES
Long-term debt	23	1,058
Pension and post-retirement health care liabilities	508	361
Other liabilities	535	463

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,036	3,028
Accumulated deficit	(2,237)	(1,179)
Accumulated other comprehensive (loss) income	(161)	168
Treasury stock at cost	(167)	(167)
Total stockholders’ equity	474	1,853

	$3,382	$4,416

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended
	December 31,
Increase (decrease) to cash	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,020)	$(3)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Loss on sale of business	25	15
Gain on sale of discontinued operations	—	(24)
Impairment of long-lived assets	986	19
Depreciation and amortization	237	275
Stock-based compensation expense	5	10
Equity income, net of cash distributions	(4)	(3)
Changes in assets and liabilities, net	(240)	(140)
Net cash (used in) provided by operations	(11)	149

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	64	186
Payments for acquisitions, net of cash acquired	(41)	(165)
Capital expenditures	(121)	(117)
Other investing activities	—	13
Net cash used in investing activities	(98)	(83)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facility, net	180	—
Proceeds from long term borrowings	1	—
Payments on long term borrowings	(31)	—
Payments on short term borrowings	(1)	(48)
Dividends paid	(36)	(48)
Other financing activities	1	6
Net cash provided by (used in) financing activities	114	(90)

CASH
Effect of exchange rates on cash and cash equivalents	(14)	6

Change in cash and cash equivalents	(9)	(18)
Cash and cash equivalents at beginning of period	77	95

Cash and cash equivalents at end of period	$68	$77

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
NET SALES

Polymer Additives	$286	$440	$1,580	$1,806
Performance Specialties	212	231	999	911
Consumer Products	94	111	516	567
Crop Protection	88	91	394	352
Other	10	18	57	111
Total Net Sales	$690	$891	$3,546	$3,747

OPERATING PROFIT (LOSS)

Polymer Additives	$(38)	$(2)	$11	$62
Performance Specialties	23	34	111	116
Consumer Products	1	6	50	62
Crop Protection	15	18	78	58
Other	(1)	—	1	(3)
	—	56	251	295

General corporate expense, including amortization	(27)	(20)	(99)	(91)
Accelerated depreciation of property, plant and equipment	(8)	(3)	(32)	(40)
Facility closures, severance and related costs	(26)	(2)	(26)	(36)
Antitrust costs	—	(3)	(12)	(35)
Loss on sale of business	—	(1)	(25)	(15)
Impairment of long-lived assets	(665)	(3)	(986)	(19)
Total Operating (Loss) Profit	$(726)	$24	$(929)	$59

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Year Ended December 31, 2008 versus 2007

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended		Year Ended
	December 31,		December 31,
		Pre-tax		Pre-tax
		Earnings		Earnings
		(Loss) from		(Loss) from
	Net	Continuing	Net	Continuing
	Sales	Operations	Sales	Operations

2007	$891	$2	$3,747	$(41)

2007 Accelerated recognition of asset retirement obligation	—	—	—	7
2007 Favorable settlement of contractual matter	—	(2)	—	(2)
2007 Accelerated depreciation of property, plant and equipment	—	24	—	70
2007 Facility closures, severance and related costs	—	2	—	36
2007 Antitrust costs	—	3	—	35
2007 Loss on sale of business	—	1	—	15
2007 Impairment of long-lived assets	—	3	—	19
	891	33	3,747	139

Higher selling prices	55	55	159	159
Unit volume and mix	(191)	(44)	(227)	(41)
Foreign currency impact	(18)	1	52	7
Acquisitions	—	—	20	4
Divestitures	(47)	(7)	(205)	(12)
Manufacturing variances	—	(21)	—	(30)
Higher raw materials/energy costs	—	(67)	—	(205)
Reductions in SGA&R, excluding foreign exchange impact	—	6	—	51
Lower A/R securitization fees	—	2	—	5
Higher foreign exchange gains	—	(3)	—	13
Higher interest income	—	—	—	2
Lower minority interest expense	—	3	—	6
Fees and expenses associated with the senior credit facility waiver	—	(6)	—	(6)
Lease accounting	—	—	—	(7)
Lower interest expense	—	1	—	9
Other	—	(8)	—	(4)
	690	(55)	3,546	90

2008 Accelerated recognition of asset retirement obligation	—	—	—	(3)
2008 Insurance recovery	—	—	—	5
2008 Pension curtailment / settlement	—	—	—	4
2008 Accelerated depreciation of property, plant and equipment	—	(8)	—	(47)
2008 Facility closures, severance and related costs	—	(26)	—	(26)
2008 Antitrust costs	—	—	—	(12)
2008 Loss on sale of business	—	—	—	(25)
2008 Impairment of long-lived assets	—	(665)	—	(986)

2008	$690	$(754)	$3,546	$(1,000)

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended December 31, 2008			Quarter Ended December 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$690	$—	$690	$891	$—	$891

Cost of goods sold	579	—	579	686	—	686
Selling, general and administrative	79	—	79	80	2	82
Depreciation and amortization	57	(8)	49	77	(24)	53
Research and development	11	—	11	16	—	16
Facility closures, severance and related costs	26	(26)	—	2	(2)	—
Antitrust costs	—	—	—	3	(3)	—
Loss on sale of business	—	—	—	1	(1)	—
Impairment of long-lived assets	665	(665)	—	3	(3)	—
Equity income	(1)	—	(1)	(1)	—	(1)

Operating (loss) profit	(726)	699	(27)	24	31	55
Interest expense	(19)	—	(19)	(20)	—	(20)
Other expense, net	(9)	—	(9)	(2)	—	(2)

(Loss) earnings from continuing operations before income taxes	(754)	699	(55)	2	31	33
Income tax benefit (expense)	17	3	20	(5)	(6)	(11)

(Loss) earnings from continuing operations	(737)	702	(35)	(3)	25	22
Earnings from discontinued operations	—	—	—	4	—	4
Loss on sale of discontinued operations	—	—	—	(1)	1	—

Net (loss) earnings	$(737)	$702	$(35)	$—	$26	$26

Diluted (loss) earnings from continuing operations			$(0.14)			$0.09
Diluted earnings from discontinued operations			—			0.02
Diluted net (loss) earnings			$(0.14)			$0.11

Diluted weighted average shares outstanding			242.5			242.0

	Quarter	Quarter
	Ended	Ended
Managed Basis Adjustments consist of the following:	December 31, 2008	December 31, 2007

Favorable settlement on contractual matter	$—	$(2)
Accelerated depreciation of property, plant and equipment	8	24
Facility closures, severance and related costs	26	2
Antitrust costs	—	3
Loss on sale of business	—	1
Impairment of long-lived assets	665	3
Pre-Tax	699	31

Adjustment to apply a managed basis effective tax rate	3	(6)
After-Tax	702	25

Loss on sale of discontinued operations	—	1
Net earnings	$702	$26

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Year Ended December 31, 2008			Year Ended December 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$3,546	$—	$3,546	$3,747	$—	$3,747

Cost of goods sold	2,810	2	2,812	2,883	(7)	2,876
Selling, general and administrative	332	4	336	372	2	374
Depreciation and amortization	237	(47)	190	269	(70)	199
Research and development	51	—	51	62	—	62
Facility closures, severance and related costs	26	(26)	—	36	(36)	—
Antitrust costs	12	(12)	—	35	(35)	—
Loss on sale of business	25	(25)	—	15	(15)	—
Impairment of long-lived assets	986	(986)	—	19	(19)	—
Equity income	(4)	—	(4)	(3)	—	(3)

Operating (loss) profit	(929)	1,090	161	59	180	239
Interest expense	(78)	—	(78)	(87)	—	(87)
Other income (expense), net	7	—	7	(13)	—	(13)

(Loss) earnings from continuing operations before income taxes	(1,000)	1,090	90	(41)	180	139
Income tax expense	(20)	(11)	(31)	(4)	(45)	(49)

(Loss) earnings from continuing operations	(1,020)	1,079	59	(45)	135	90
Earnings from discontinued operations	—	—	—	18	—	18
Gain on sale of discontinued operations	—	—	—	24	(24)	—

Net (loss) earnings	$(1,020)	$1,079	$59	$(3)	$111	$108

Diluted earnings from continuing operations			$0.24			$0.38
Diluted earnings from discontinued operations			—			0.07
Diluted net earnings			$0.24			$0.45

Diluted weighted average shares outstanding			242.3			242.1

	Year	Year
	Ended	Ended
Managed Basis Adjustments consist of the following:	December 31, 2008	December 31, 2007

Accelerated recognition of asset retirement obligation	$3	$7
Insurance recovery	(5)	—
Favorable settlement on contractual matter	—	(2)
Pension curtailment / settlement	(4)	—
Accelerated depreciation of property, plant and equipment	47	70
Facility closures, severance and related costs	26	36
Antitrust costs	12	35
Loss on sale of business	25	15
Impairment of long-lived assets	986	19
Pre-Tax	1,090	180

Adjustment to apply a managed basis effective tax rate	(11)	(45)
After-Tax	1,079	135

Gain on sale of discontinued operations	—	(24)
Net earnings	$1,079	$111

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended December 31, 2008			Quarter Ended December 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$286	$—	$286	$440	$—	$440
Performance Specialties	212	—	212	231	—	231
Consumer Products	94	—	94	111	—	111
Crop Protection	88	—	88	91	—	91
Other	10	—	10	18	—	18
Total Net Sales	$690	$—	$690	$891	$—	$891

OPERATING PROFIT (LOSS)

Polymer Additives	$(38)	$—	$(38)	$(2)	$22	$20
Performance Specialties	23	—	23	34	1	35
Consumer Products	1	—	1	6	—	6
Crop Protection	15	—	15	18	—	18
Other	(1)	—	(1)	—	—	—
	—	—	—	56	23	79

General corporate expense, including amortization	(27)	—	(27)	(20)	(4)	(24)
Change in useful life of property, plant and equipment	(8)	8	—	(3)	3	—
Facility closures, severance and related costs	(26)	26	—	(2)	2	—
Antitrust costs	—	—	—	(3)	3	—
Loss on sale of business	—	—	—	(1)	1	—
Impairment of long-lived assets	(665)	665	—	(3)	3	—
Total Operating (Loss) Profit	$(726)	$699	$(27)	$24	$31	$55

DEPRECIATION AND AMORTIZATION

Polymer Additives	$25	$—	$25	$51	$(22)	$29
Performance Specialties	5	—	5	6	—	6
Consumer Products	3	—	3	3	—	3
Crop Protection	1	—	1	1	—	1
Other	1	—	1	1	—	1
General corporate expense, including amortization	22	(8)	14	15	(2)	13
Total Depreciation and Amortization	$57	$(8)	$49	$77	$(24)	$53

	Quarter	Quarter
	Ended	Ended
Managed Basis Adjustments consist of the following:	December 31, 2008	December 31, 2007

Favorable settlement on contractual matter	$—	$(2)
Accelerated depreciation of property, plant and equipment	8	24
Facility closures, severance and related costs	26	2
Antitrust costs	—	3
Loss on sale of business	—	1
Impairment of long-lived assets	665	3
	$699	$31

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Year Ended December 31, 2008			Year Ended December 31, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$1,580	$—	$1,580	$1,806	$—	$1,806
Performance Specialties	999	—	999	911	—	911
Consumer Products	516	—	516	567	—	567
Crop Protection	394	—	394	352	—	352
Other	57	—	57	111	—	111
Total Net Sales	$3,546	$—	$3,546	$3,747	$—	$3,747

OPERATING PROFIT (LOSS)

Polymer Additives	$11	$15	$26	$62	$31	$93
Performance Specialties	111	1	112	116	1	117
Consumer Products	50	—	50	62	—	62
Crop Protection	78	—	78	58	—	58
Other	1	1	2	(3)	5	2
	251	17	268	295	37	332

General corporate expense, including amortization	(99)	(8)	(107)	(91)	(2)	(93)
Change in useful life of property, plant and equipment	(32)	32	—	(40)	40	—
Facility closures, severance and related costs	(26)	26	—	(36)	36	—
Antitrust costs	(12)	12	—	(35)	35	—
Loss on sale of business	(25)	25	—	(15)	15	—
Impairment of long-lived assets	(986)	986	—	(19)	19	—
Total Operating (Loss) Profit	$(929)	$1,090	$161	$59	$180	$239

DEPRECIATION AND AMORTIZATION

Polymer Additives	$108	$(14)	$94	$123	$(30)	$93
Performance Specialties	26	(1)	25	23	—	23
Consumer Products	11	—	11	13	—	13
Crop Protection	7	—	7	4	—	4
Other	1	—	1	4	—	4
General corporate expense, including amortization	84	(32)	52	102	(40)	62
Total Depreciation and Amortization	$237	$(47)	$190	$269	$(70)	$199

	Year	Year
	Ended	Ended
Managed Basis Adjustments consist of the following:	December 31, 2008	December 31, 2007

Accelerated recognition of asset retirement obligation	$3	$7
Insurance recovery	(5)	—
Favorable settlement on contractual matter	—	(2)
Pension curtailment / settlement	(4)	—
Accelerated depreciation of property, plant and equipment	47	70
Facility closures, severance and related costs	26	36
Antitrust costs	12	35
Loss on sale of business	25	15
Impairment of long-lived assets	986	19
	$1,090	$180